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                                                                    EXHIBIT 99.1

                          ANNUAL SERVICER'S CERTIFICATE

                       FIRST NORTH AMERICAN NATIONAL BANK

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                      CIRCUIT CITY CREDIT CARD MASTER TRUST
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                  The undersigned, a duly authorized representative of First
North American National Bank, as Servicer (the "Servicer"), pursuant to the Amended and Restated Master Pooling and Servicing Agreement dated as of December 31, 2001 (as such agreement may have been, or may, from time to time be, amended, supplemented or otherwise modified, the "Pooling and Servicing Agreement"), among Tyler International Funding, Inc., as Transferor, First North American National Bank, as Transferor under the Prior Agreement (as defined in the Pooling and Servicing Agreement) and as Servicer, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee (the "Trustee"), does hereby certify to the best of his or her knowledge after reasonable investigation that:

         1. Capitalized terms used in this certificate have their respective meanings set forth in the Pooling and Servicing Agreement.

         2. The Servicer is as of the date hereof the Servicer under the Pooling and Servicing Agreement.

         3. The undersigned is a Servicing Officer.

         4. This certificate is delivered pursuant to Section 3.5 of the Pooling and Servicing Agreement.

         5. A review of the activities of the Servicer during the Fiscal Year ended February 29, 2004 and of its performance under the Pooling and Servicing Agreement was made under the supervision of the undersigned.

         6. Based on such review, to the best of the undersigned's knowledge, the Servicer has fully performed all its obligations under the Pooling and Servicing Agreement throughout such Fiscal Year and no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred or is continuing except as set forth in paragraph 7 below.

         7. The following is a description of each Servicer Default under the provisions of the Pooling and Servicing Agreement known to the undersigned to have occurred during the Fiscal Year ended February 29, 2004, which sets forth in detail the (i) nature of each such Servicer Default, (ii) the action taken by the Servicer, if any, to remedy each such Servicer Default and (iii) the current status of each such Servicer Default: Not applicable.

            IN WITNESS WHEREOF, the undersigned, a duly authorized Servicing Officer, has duly executed this certificate this 14th day of May, 2004.

                                                      /s/ PHILIP J. DUNN
                                                     Name: Philip J. Dunn
                                                     Title: Vice President